EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-205906, 333-125994, 333-139484, 333-159749, 333-173494, 333-180095, 333-189391, 333-210402 on Form S-8 and Registration Statement Nos. 333-251901, 333-237912 and 333-231608 on Form S-3ASR of NeoGenomics, Inc. of our report dated February 26, 2019 relating to the consolidated statements of operations, comprehensive income (loss), redeemable convertible preferred stock and stockholders’ equity, and cash flows for the year ended December 31, 2018, appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Crowe LLP

Indianapolis, Indiana
February 25, 2021